UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 1, 2013

TE CONNECTIVITY LTD.

(Exact Name of Registrant as Specified in its Charter)

Switzerland	98-0518048
(Jurisdiction of Incorporation)	(IRS Employer Identification Number)

001-33260

(Commission File Number)

Rheinstrasse 20

CH-8200 Schaffhausen

Switzerland

(Address of Principal Executive Offices, including Zip Code)

+41 (0)52 633 66 61

(Registrant’s Telephone Number, including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.  Other Events.

As previously disclosed, in connection with the U.S. federal tax audits of Tyco International Ltd., during fiscal 2007 the Internal Revenue Service (“IRS”) concluded its field examination of certain of Tyco International’s U.S. federal income tax returns for the years 1997 through 2000 and issued Revenue Agent Reports that reflected the IRS’ determination of proposed tax adjustments for the 1997 through 2000 period. Tyco International appealed certain of the proposed adjustments for the years 1997 through 2000, and Tyco International resolved all but one of the matters associated with the proposed tax adjustments. In October 2012, the IRS issued special agreement Forms 870-AD, effectively settling its audit of all tax matters for the period 1997 through 2000, excluding one issue that remains in dispute as described below.

The disputed issue involves the tax treatment of certain intercompany debt transactions. The IRS field examination asserted that certain intercompany loans originating during the period 1997 through 2000 did not constitute debt for U.S. federal income tax purposes and disallowed approximately $2.7 billion of related interest deductions recognized during the period on Tyco International’s U.S. income tax returns. In addition, if the IRS is ultimately successful in asserting its claim, it is likely to disallow an additional $6.6 billion of interest deductions reflected on U.S. income tax returns in years subsequent to fiscal 2000. Tyco International contends that the intercompany financing qualified as debt for U.S. tax purposes and that the interest deductions reflected on the income tax returns are appropriate. The IRS and Tyco International were unable to resolve this matter through the IRS appeals process. As described below, in the third quarter of fiscal 2013, the IRS has commenced issuing Notices of Deficiency to certain former subsidiaries of Tyco International assessing additional income tax in connection with the disputed interest deductions for the period 1997 through 2000. We understand that Tyco International strongly disagrees with the IRS position and intends to file petitions in the U.S. Tax Court contesting the IRS’ proposed adjustments. Tyco International has advised us that it believes there are meritorious defenses for the tax filings in question and that the IRS positions with regard to these matters are inconsistent with the applicable tax laws and existing Treasury regulations.

As anticipated, on June 20, 2013, Tyco International Ltd. advised us that it had received from the IRS Notices of Deficiency for certain former U.S. subsidiaries of Tyco International increasing taxable income by approximately $2.86 billion in connection with the audit of Tyco International’s fiscal years 1997 through 2000. The Notices of Deficiency assert that Tyco International owes additional taxes totaling $778 million and associated penalties and withholding taxes of $259 million. In addition Tyco International received Final Partnership Administrative Adjustments for certain U.S. partnerships owned by former U.S. subsidiaries with respect to which Tyco International estimates an additional tax deficiency of approximately $30 million will be asserted. The amounts asserted by the IRS exclude any applicable deficiency interest, and do not reflect any impact to subsequent period tax liabilities in the event that the IRS were to prevail on some or all of its assertions.

Resolution of this matter in the U.S. Tax Court could take several years and no payments to the IRS with respect to these matters would be required until the matter is fully and finally resolved. In accordance with the terms of a tax sharing agreement, we, Tyco International, and Covidien PLC would share 31%, 27%, and 42%, respectively, of any payments made in connection with these matters.

However, as the ultimate outcome is uncertain and if the IRS were to prevail on its assertions, our share of the assessed tax, deficiency interest, and applicable withholding taxes and penalties could have a material adverse impact on our results of operations, financial position, and cash flows. We have reviewed the Notices of Deficiency, the relevant facts surrounding the intercompany debt transactions, relevant tax regulations, and applicable case law, and we continue to believe that we are appropriately reserved for this matter.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TE CONNECTIVITY LTD.
(Registrant)

By:	/s/ Harold G. Barksdale
Harold G. Barksdale
Corporate Secretary

Date: July 1, 2013